===============================================================================
                                               --------------------------------
                                               |        OMB APPROVAL          |
                                               |------------------------------|
                                               |  OMB Number:      3235-0059  |
 DELETE IF NOT REQUIRED                        |  Expires:  January 31, 2002  |
                                               |  Estimated average burden    |
                                               |  hours per response....13.12 |
                                               --------------------------------

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                             Westvaco Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:




Reg. (S) 240.14a-101.

SEC 1913 (3-99)

[LOGO OF WESTVACO APPEARS HERE]

                                           December 27, 1999

Dear Fellow Shareholders:

We cordially invite you to join us at the 2000 Annual Meeting of Shareholders of Westvaco Corporation to be held at 10 o'clock in the morning on Tuesday, February 22, 2000. The meeting will be held in the Astor Salon, on the third floor of The Waldorf=Astoria Hotel, 301 Park Avenue (at 49th Street), New York, New York. Whether or not you expect to attend the meeting, however, please sign, date and promptly return the enclosed proxy.

This year our proxy material includes two proposals. We ask for your support in voting FOR Proposal 1, the election of our directors; and FOR Proposal 2, the appointment of our independent accountants.

Your interest in your company as demonstrated by the representation of your shares at our annual meeting is a great source of strength for your company. Your vote is very important to us and, accordingly, we ask that you sign, date and return the enclosed proxy promptly.

                                           Sincerely,
                                           /s/ John A. Luke, Jr.
                                           John A. Luke, Jr.
                                           Chairman, President and
                                           Chief Executive Officer


Westvaco Building
299 Park Avenue
New York, NY 10171
Telephone 212 688 5000

[LOGO OF WESTVACO APPEARS HERE]

Paper, packaging and specialty chemicals

Notice of 2000 Annual Meeting of Shareholders and Proxy Statement

The Annual Meeting of Shareholders of Westvaco Corporation will be held in the Astor Salon, on the third floor of The Waldorf=Astoria Hotel, 301 Park Avenue (at 49th Street), New York, New York, on Tuesday, February 22, 2000, at 10 o'clock in the morning for the following purposes:

1.   To elect three directors for terms of three years each;

2. To consider and vote upon a proposal to ratify the action of the Board of Directors in appointing PricewaterhouseCoopers LLP as independent accountants for the corporation for the fiscal year 2000.

All holders of common stock of record at the close of business on December 27, 1999 will be entitled to receive notice of and to vote at the annual meeting. Whether or not you expect to be at the meeting, please sign, date and promptly return the enclosed proxy.

By Order of the Board of Directors

John W. Hetherington
Vice President, Assistant General Counsel and Secretary

December 27, 1999

Proxy Statement

Westvaco Corporation
Westvaco Building
299 Park Avenue
New York, New York 10171

Your Board of Directors is providing you with this Proxy Statement in connection with the Board's solicitation of proxies for Westvaco's Annual Meeting of Shareholders to be held on February 22, 2000. On or about January 17, 2000, we will mail the Proxy Statement, a proxy card, and the Annual Report of Westvaco Corporation to shareholders of record of Westvaco common stock at the close of business on December 27, 1999. Only those holders of record will be entitled to vote, each share of stock being entitled to one vote. Although the Annual Report and Proxy Statement are being mailed together, the Annual Report should not be deemed to be part of the Proxy Statement.

A majority of the outstanding shares of common stock, represented in person or by proxy at the meeting, will constitute a quorum. The three director nominees receiving the highest number of all votes cast for directors will be elected. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. All other matters to be voted on will be decided by a majority vote of the shares represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote but, because shares held by brokers, even though represented, are not entitled to vote on any matters as to which the brokers lack authority to vote, a broker non-vote will have no effect on the vote.

On December 27, 1999 there were outstanding 100,384,303 shares of Westvaco common stock. The following investment advisers are believed to have beneficial ownership (as defined for certain purposes by the Securities and Exchange Commission) of more than 5% of the company's common stock by virtue of having investment authority and, to some extent, voting authority over the number of shares indicated. The number of shares was obtained in each case from public filings or directly from the adviser.

                                                  Percent
                                         Shares   of Class
                                       ---------- --------
        Sanford C. Bernstein & Co.     12,779,000  12.73%
        757 Fifth Avenue
        New York, NY 10153
        Capital Research & Management  12,213,000  12.17%
        333 South Hope Street
        Los Angeles, CA 90071-1406

The Westvaco savings and investment plans for salaried and hourly employees held, as of October 29, 1999, a total of 13,490,136 shares, or 13%, for which full voting rights are exercisable by members of the plans. As of that date, there were 12,000 current or former employees of Westvaco and its subsidiaries participating in these plans.

                      OWNERSHIP BY OFFICERS AND DIRECTORS

                                                Shares        Options
                                          Beneficially    Exercisable Percent of
Name                                          Owned(1) Within 60 days     Shares
----                                      ------------ -------------- ----------
Directors
Samuel W. Bodman III ....................     15,000         7,500         *
W.L. Lyons Brown, Jr. ...................      4,500         7,500         *
Michael E. Campbell......................      1,000         1,500         *
Dr. Thomas W. Cole, Jr. .................        550         7,500         *
David L. Hopkins, Jr. (2)................        319         7,500         *
Douglas S. Luke (3)......................     22,975         4,500         *
William R. Miller........................      6,000         3,000         *
Jane L. Warner...........................        600         3,000         *
Richard A. Zimmerman.....................      3,350         7,500         *


Named Executive Officers
Philip H. Emery, Jr.**...................     51,236       235,177         *
Jack A. Hammond***.......................     63,926       212,353         *
Rudolph G. Johnstone, Jr. ...............     87,006       292,740         *
John A. Luke, Jr. (4)....................    131,846       624,996         *
David E. McIntyre........................      5,773        95,000         *
R. Scott Wallinger.......................     72,219       192,997         *
All Directors and Officers as a Group....  1,238,905     3,491,495       4.6%

  *Less than 1% of Westvaco common stock.
 **Retired December 1, 1999.
***Retired October 1, 1999.
--------------------------------------------------------------------------------
(1) Information concerning beneficial ownership of shares is as of November 30, 1999, the most recent practicable date, except for equivalent shares in the Westvaco Savings and Investment Plan for Salaried Employees which is as of October 29, 1999.
(2) Co-Trustee of a trust which held a total of 40,600 shares of Westvaco common stock.
(3) Co-Trustee of a trust which held a total of 23,998 shares of Westvaco common stock.
(4) Co-Trustee of three trusts which held a total of 13,958 shares of Westvaco common stock.

Attendance at the meeting will be limited to holders of record as of the record date, or their authorized representatives (not to exceed one per shareholder), and guests of management.

It is important that your stock be represented at the meeting. Whether or not you plan to attend, please sign, date and return the enclosed proxy promptly in order to be sure that your shares will be voted. You may revoke your proxy at any time before it is voted at the meeting by submitting a written revocation or a new proxy, or by attending and voting at the annual meeting.

In addition to solicitation by mail, officers and assistant officers of Westvaco may solicit proxies by telephone or other electronic communication, or by personal contact. The cost of solicitation of proxies will be borne by Westvaco. Westvaco may engage the services of Orion Investor Relations for the solicitation of proxies on a limited basis at a cost which is estimated not to exceed $5,000 in fees, and somewhat more than half that amount in expenses.

1. Election of directors

Three directors will be elected to hold office for the terms set forth below and, in all cases, until their successors are elected and shall qualify. There is no provision for cumulative voting in the election of directors. At the meeting, one of the persons named in the enclosed proxy (or a substitute) will, if authorized, vote the shares covered by such proxy for election of the three nominees for directors listed on the following pages.

The present nominees, Samuel W. Bodman III, Dr. Thomas W. Cole, Jr., and Rudolph G. Johnstone, Jr., if elected, will be elected for terms expiring at the 2003 Annual Meeting of Shareholders. The Board of Directors unanimously recommends a vote FOR the named nominees. Should any of these nominees become unavailable for election for any reason presently unknown, a person named in the enclosed proxy (or a substitute) will vote for the election of such other person or persons as the Board of Directors may recommend.

W.L. Lyons Brown, Jr., Michael E. Campbell, John A. Luke, Jr., and William R. Miller, will continue to serve for a term expiring at the 2002 Annual Meeting.

David L.Hopkins, Jr., Douglas S. Luke, Jane L. Warner, and Richard A. Zimmerman, will continue to serve for a term expiring at the 2001 Annual Meeting.

Nominees for election as directors
for a term of three years expiring in 2003

                                                                       Westvaco
                                                                       Director
           Name                                                    Age    Since
           ----                                                    --- --------
           SAMUEL W. BODMAN III..................................   61   1987
           Chairman and CEO, Cabot Corporation, since 1988.
           Director: Security Capital Group Incorporated, Thermo
           Electron, Inc., John Hancock Mutual Life Insurance Co.
           Trustee: Massachusetts Institute of Technology.
           DR. THOMAS W. COLE, JR................................   58   1994
           President, Clark Atlanta University, since 1989.
           Director: First Union Bank of Georgia, West Virginia
           Wesleyan College.
           RUDOLPH G. JOHNSTONE, JR..............................   63   1995
           Executive Vice President, Westvaco, since 1995; Senior
           Vice President with responsibilities for Corporate
           Data Processing, Marketing Services, Human Resources,
           and Envelope Division, 1992-1995. Director: Foreign
           Policy Association.

Directors Whose Terms Expire 2002

                                                                       Westvaco
                                                                       Director
           Name                                                    Age    Since
           ----                                                    --- --------
           W. L. LYONS BROWN, JR.................................   63   1994
           Retired after serving as Chairman of the Board and
           CEO, Brown-Forman Corporation; CEO, 1975-1993;
           Chairman of the Board 1983-1995. Former member of the
           President's Advisory Committee for Trade Policy and
           Negotiations. Director: Pennzoil-Quaker State Company.
           MICHAEL E. CAMPBELL...................................   52   1998
           Chairman and CEO, Arch Chemicals, Inc., since 1999.
           Executive Vice President, Olin Corporation, 1996-1999;
           Corporate Vice President and President,
           Microelectronic Materials Division before becoming
           Executive Vice President of Olin.
           JOHN A. LUKE, JR......................................   51   1989
           Chairman, President and CEO, Westvaco, since 1996;
           President and CEO, 1992-1996. Director: American
           Forest and Paper Association, The Bank of New York,
           The Timken Company, United Negro College Fund.
           Trustee: Lawrence University, American Enterprise
           Institute for Public Policy Research. Governor:
           National Council of the Paper Industry for Air and
           Stream Improvement, Inc.
           WILLIAM R. MILLER.....................................   71   1992
           Retired after serving as Vice Chairman of the Board,
           Bristol-Myers Squibb Company, 1985-1990. Chairman of
           the Board: Cold Spring Harbor Laboratory, Vion
           Pharmaceuticals, Inc. Director: ISIS Pharmaceuticals,
           Inc., ImClone Systems, Inc., Transkaryotic Therapies,
           Inc. Chairman, English-Speaking Union of the United
           States.

Directors Whose Terms Expire 2001

                                                                      Westvaco
                                                                      Director
           Name                                                   Age    Since
           ----                                                   --- --------
           DAVID L. HOPKINS, JR..................................  71   1969
           Chairman of the Board, Brown Investment Advisory &
           Trust Co. Retired Managing Director, J.P. Morgan.
           DOUGLAS S. LUKE.......................................  58   1996
           President and CEO, HL Capital, Inc., since 1999, a
           private investment company with diversified interests
           in marketable securities and private equities.
           President and CEO, WLD Enterprises, Inc. 1991-1998, a
           private investment company with generally similar
           interests. Director: Orbital Sciences Corporation;
           Regency Realty Corporation.
           JANE L. WARNER........................................  52   1997
           Served as President, Kautex Textron, North America,
           1998-1999. Executive Vice President, Textron
           Automotive Company, 1994-1999. Director: Kettering
           University.
           RICHARD A. ZIMMERMAN..................................  67   1989
           Retired after serving as Chairman and CEO, Hershey
           Foods Corporation, 1985-1993. Director: Eastman Kodak
           Corporation, Stabler Companies, Inc. Trustee: United
           Theological Seminary, Pennsylvania State University.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires reporting by directors and certain officers of the company concerning their holdings and transactions in Westvaco common stock. A review of the company's records indicates that all reports required under the Section 16(a) rules were filed in a timely manner during the fiscal year, except for one report of a sale of 822 shares of stock by a co-trustee of a trust of which David L. Hopkins, Jr. is also a co-trustee. A report has now been filed.

Certain Transactions
Samuel W. Bodman III, a director of Westvaco, is currently the Chairman and Chief Executive Officer of Cabot Corporation. In fiscal year 1999, Westvaco purchased approximately $65,342 in products from Cabot Corporation. Michael E. Campbell, a director of Westvaco, was an Executive Vice President of Olin Corporation during part of fiscal year 1999. During that time, Westvaco purchased approximately $1,268,749 in products from Olin Corporation and sold approximately $414 in products to Olin Corporation. The above transactions were in the ordinary course of business, at competitive prices, and independent of service on Westvaco's Board of Directors.

                             Director Compensation

      Annual Board Retainer............................................ $30,000
      Board Meeting Attendance Fee..................................... $ 1,000
      Committee Meeting Attendance Fee ................................ $ 1,000
      Annual Option Grant (Shares).....................................   1,500

--------------------------------------------------------------------------------
Only directors who are not employees of the corporation receive a retainer and meeting fees. A retirement plan for non-employee directors was terminated in 1997, preserving only benefits already accrued.

                                Board Committees
                           1999 Committee Membership

Audit                                       Board Membership
-----                                       ----------------
William R. Miller, Chairman                 W.L. Lyons Brown, Jr., Chairman
Michael E. Campbell                         Samuel W. Bodman III
Thomas W. Cole, Jr.                         David L. Hopkins, Jr.
David L. Hopkins, Jr.                       John A. Luke, Jr.
Jane L. Warner                              Richard A. Zimmerman
Richard A. Zimmerman
(all non-employee directors)
Compensation                                Environment, Safety and Health
------------                                ------------------------------
Richard A. Zimmerman, Chairman              Samuel W. Bodman III, Chairman
Samuel W. Bodman III                        Thomas W. Cole, Jr.
W.L. Lyons Brown, Jr.                       Douglas S. Luke
Thomas W. Cole, Jr.                         John A. Luke, Jr.
David L. Hopkins, Jr.                       William R. Miller
(all non-employee directors)                Jane L. Warner
Finance                                     International
-------                                     -------------
David L. Hopkins, Jr., Chairman             Douglas S. Luke, Chairman
W.L. Lyons Brown, Jr.                       Samuel W. Bodman III
Michael E. Campbell                         W.L. Lyons Brown, Jr.
Douglas S. Luke                             Michael E. Campbell
John A. Luke, Jr.                           John A. Luke, Jr.
William R. Miller                           William R. Miller
Jane L. Warner                              Richard A. Zimmerman

Board and Committee Meetings

The Board of Directors held ten meetings, one each month except December and July, and 24 committee meetings during fiscal year 1999. Average attendance by directors at meetings of the Board and its committees was 92.9%.

Audit Committee                                        3 meetings in fiscal 1999
Reviews the audit examination and annual financial reports of the corporation, and meets with and remains accessible to the internal auditors and independent accountants of the corporation. It reviews in advance the appointment of the independent accountants, the scope of their work, and the fees for all services provided. It also reviews annually with the General Counsel the status of the company's legal compliance program, as well as significant issues in litigation.

Compensation Committee                                 8 meetings in fiscal 1999
Receives regular reports on industrial relations, approves all compensation of senior management, determines awards under the Annual Incentive Compensation Plan, oversees matters relating to the corporation's stock option plans and various issues related to the management of its savings and investment plans.
In addition, the Committee reviews the management of, and proposed changes to, the corporation's various employee benefit plans.

Committee on Board Membership                           1 meeting in fiscal 1999
Reviews and makes recommendations concerning the qualifications of all directors, including those considered for re-election, and persons to fill vacancies on the Board of Directors, as well as the levels of compensation paid to non-salaried directors.

Finance Committee                                      8 meetings in fiscal 1999
Reviews the financial condition of the corporation and its requirement for funds, studies its credit and financing policies, considers the dividend policy of the corporation and makes recommendations concerning these matters, and reviews funding recommendations for the salaried and hourly pension plans together with the investment performance of such plans.

Committee on the Environment, Safety and Health        2 meetings in fiscal 1999
Oversees the stewardship of the corporation with respect to conservation of the natural resources and its ability to protect the natural environment. It also oversees implementation of the company's workplace safety and health program. The Committee receives regular reports from management, reviews environmental, safety and health matters with management, and makes recommendations as needed.

International Committee                                2 meetings in fiscal 1999
Serves as a resource for management, sharing its knowledge and expertise on opportunities outside of the United States which may be of interest to the company.

Compensation Committee Interlocks and Insider Participation
No employee of the company served as a member of the Compensation Committee or as a member of the compensation committee on the board of any company where an executive officer of such company is a member of the Compensation Committee of Westvaco's Board.

Executive Compensation

Report of the Compensation Committee

The Committee
We are the members of the Compensation Committee, a Board committee composed entirely of outside directors, none of whom is or has been at any time an employee of the company or is receiving any compensation from the company other than as a director. We administer the Westvaco Executive Compensation Program which is designed to attract and retain distinctly capable and highly motivated individuals who can create and execute programs that will produce sound long-term rewards for shareholders. We also determine the compensation of all employees, including executive officers, whose annual cash compensation exceeds $275,000, and inform the Board of any action taken with respect to the compensation of the CEO.

Performance Factors
A major Westvaco objective is to increase the value of the company for its shareholders over the long term. Another major company objective is to minimize the impact of the business cycle on its earnings through an extensive emphasis on distinctive and differentiated products and services. The success of this product strategy, as well as the company's cost containment and productivity improvement strategies, is regularly monitored within the company and by the Board. The contribution of an individual to the execution of corporate strategies, and the pursuit of the foregoing objectives, remain the principal basis on which we evaluate job performance and, therefore, is a significant factor in our determining salaries, awards of bonuses to the most senior executives, and grants of stock options.

Compensation for the Past Year
Westvaco's 1999 earnings reflect the extremely challenging business conditions that persisted during the year. The company has performed well relative to its industry peers over an extended period of difficult business conditions. Earnings for 1999 in fact did meet the threshold for bonuses under the Westvaco Annual Incentive Plan which relates variable compensation directly to corporate performance, but targets for performance established by the Board were not met. As a result, no bonuses were paid from the Plan for 1999. Also, there was no increase in base salaries in 1999 for any executive officer identified in the Summary Compensation Table, except in the case of one promotion.

We remain restless with the lack of recognition by the investment community as reflected in the performance of Westvaco stock versus the peer group as shown on page 10. At the same time, we believe that management initiatives that include the reassessment of individual business unit strategies and organization changes are all well focused on the overall objective of increasing shareholder value.

Cash Compensation
The Westvaco Annual Incentive Compensation Plan, approved by shareholders in 1996, places a portion of a senior executive's compensation at risk and ties it to company and personal performance. The Plan is administered by the Compensation Committee. Funding for awards is based on a formula tied to the overall performance of the company. The formula provides for a pool of money amounting to 2% of net income in excess of 6% return on shareholders' equity which will be available for use by the Committee to provide competitive annual cash compensation for senior managers. The Plan is designed to meet IRS requirements for tax deductibility. In determining awards, we carefully appraise the performance of each individual and of the company, and also consider current and anticipated competitive compensation in equivalent positions within the industry. Key criteria for individual performance focus on improved shareholder value through financial and operating performance, advancement of the company's strategy of product and service differentiation, and organizational development. No one executive can receive more than 20% of the available bonus pool. Under the challenging market conditions which prevailed during fiscal year 1999, although the funding formula did provide a pool available for incentive compensation awards, the Board's targets for performance were not met, and, accordingly, no payouts under the Plan were made for this fiscal year.

We believe it is important that total cash compensation for Westvaco's executive officers be at a level that is competitive with that paid by comparable companies. The competitiveness of the compensation of the CEO and the other executive officers identified in the Summary Compensation Table is evaluated through an assessment of total annual cash compensation paid by the seven peer paper companies which, along with Westvaco, comprise the Dow Jones Paper Index in the proxy performance graphs on pages 10 and 11 and by other companies comparable in size to Westvaco. Such assessments are supported by executive compensation surveys performed for the Committee each year. Using this frame of reference as a general guideline, actual compensation levels are determined by an annual evaluation of individual job performance, without attempting to target a specific level within the competitive frame of reference.

Salaries for the other executive officers are determined on a similar basis, except that a salary range is established for each such officer based upon total annual cash compensation, including any bonus, paid to comparable officers of the companies in a somewhat broader group encompassing companies comparable to Westvaco both within and without the paper industry. A midpoint is determined with reference to the median of this group. Individual salaries are reviewed annually under a formal performance appraisal program and adjusted relative to the midpoint within the range, as appropriate, based on individual job performance.

Equity-Based Compensation

Stock Options
Grants of stock options are made by the Committee to create a direct tie between the interests of key employees and shareholders of the company. Such options are usually granted each year, with an exercise price equal to the market price of the related shares on the date of grant, so that individuals receiving such grants benefit only if shareholders benefit through subsequent appreciation in the value of Westvaco shares. Position responsibility, job performance, and salary level are principal factors considered by the Compensation Committee in determining the size of grants. Grants are also compared with the grants of options and other long-term incentives within the Dow Jones Paper Index, and by other companies comparable in revenues to Westvaco in other industries. The Committee does not consider the number of options already held by an individual in making additional grants.

The Savings and Investment Plans
The savings and investment plans for Westvaco employees, with company matching, provide an attractive way for all employees, including executive officers, to acquire and hold stock in the company by contributing a percentage of their compensation. They reflect the company's long commitment to equity ownership by employees and tying their interests to the interests of the shareholders as a whole. For fiscal 1999 there was a regular company match of 75 percent on employee contributions up to the limit set forth in the plans.

Compensation for the Chief Executive Officer
Specific performance criteria are established against which the Committee measures the performance of the Chief Executive Officer. These same criteria are used by the Chief Executive Officer in evaluating the company's other senior officers.

The cash compensation of the company's Chairman, President and Chief Executive Officer, John A. Luke, Jr., includes a base salary and variable compensation. His base salary is above the median of the Dow Jones Paper Index Group, and, consequently, no adjustment was made in this part of Mr. Luke's compensation in 1999. With regard to variable cash compensation, the Westvaco Annual Incentive Plan reflects a disciplined focus on shareholder returns and directly relates funding for variable compensation awards to company performance to the exclusion of more generalized factors. In 1999, Westvaco did not achieve the performance targeted by the Board for the award of bonuses to Mr. Luke or any other executive officer under the company's Annual Incentive Compensation Plan. Although the company has performed well relative to the peer group, the deliberate linkage between variable cash compensation and company performance has tended to make the Chief Executive Officer's total cash compensation below the average when compared to the total cash compensation for similar positions in the paper industry, during the recent period of challenging business conditions.

In November 1998 the Committee granted stock options to John A. Luke, Jr. for 95,000 shares and simultaneously made grants to 428 other officers and salaried employees, all of which were granted at market value on the date of grant. At no time have any stock options been repriced. The value of the 1998 stock option awards to John A. Luke, Jr. is above the median of the long-term compensation awards for similar positions in the Dow Jones Paper Index Companies.

Conclusion
We remain convinced that the caliber and motivation of the company's executives and all of its employees are extremely important to the company's ability to meet future challenges and to deliver long-term value to its shareholders. While Westvaco's fiscal year 1999 performance continues to reflect the serious challenges confronting the paper industry, we believe that the company's Executive Compensation Program is sound and provides appropriate incentive to key management personnel to meaningfully affect earnings and returns in future years.

Richard A. Zimmerman, Chairman
Samuel W. Bodman III
W.L. Lyons Brown, Jr.
Dr. Thomas W. Cole, Jr.
David L. Hopkins, Jr.

                         Total Return to Shareholder

                           (as of October 31, 1999)


           Label            A                 B                    C
-------------------------------------------------------------------------------
Label                  Westvaco Corp    S&P 500 Index    Dow Jones Paper Index
-------------------------------------------------------------------------------
    1      1994\r                 100              100                      100
-------------------------------------------------------------------------------
    2      1995\r              122.36           126.44                   120.39
-------------------------------------------------------------------------------
    3      1996\r              129.52            156.9                   124.12
-------------------------------------------------------------------------------
    4      1997\r              153.56            207.3                   139.98
-------------------------------------------------------------------------------
    5      1998\r              119.77           252.88                   127.38
-------------------------------------------------------------------------------
    6      1999\r              148.36           317.79                   168.54
-------------------------------------------------------------------------------

Data Source: Dow Jones Paper Index data which comes from Dow Jones & Company,
Inc.

This graph compares the cumulative total return to shareholders on Westvaco common stock for a five-year period ended October 31, 1999 with the return on the Standard & Poor's 500 Stock Index (S&P 500) and the Dow Jones Paper Index.

                    Long-Term Total Return to Shareholders

                           (as of October 31, 1999)

          Label          A                  B                     C
-------------------------------------------------------------------------------
 Label              Westvaco  Corp     S&P 500 Index   Dow Jones Paper Index*
 -------------------------------------------------------------------------------
     1    1967        100                 100                  100
-------------------------------------------------------------------------------
     2    1968        162.03              113.61               151.13
-------------------------------------------------------------------------------
     3    1969        149.72              110.27               165.53
-------------------------------------------------------------------------------
     4    1970        115.31               98.04               127.74
-------------------------------------------------------------------------------
     5    1971         99.16              114.53               112.16
-------------------------------------------------------------------------------
     6    1972        142.36              139.58               108.87
-------------------------------------------------------------------------------
     7    1973        220.2               139.52               149.87
-------------------------------------------------------------------------------
     8    1974        150.26               99.41               122.3
-------------------------------------------------------------------------------
     9    1975        208.96              125.33               175.73
-------------------------------------------------------------------------------
    10    1976        294.55              150.47               237.67
-------------------------------------------------------------------------------
    11    1977        301.82              141.17               184.41
-------------------------------------------------------------------------------
    12    1978        295.39              150.05               201.35
-------------------------------------------------------------------------------
    13    1979        376.36              173.02               223.18
-------------------------------------------------------------------------------
    14    1980        418.36              228.59               249.18
-------------------------------------------------------------------------------
    15    1981        448.61              229.85               243.18
-------------------------------------------------------------------------------
    16    1982        547.62              267.39               295.22
-------------------------------------------------------------------------------
    17    1983        716.2               341.93               366.93
-------------------------------------------------------------------------------
    18    1984        904.79              363.48               400.65
-------------------------------------------------------------------------------
    19    1985        898                 433.77               415.67
-------------------------------------------------------------------------------
    20    1986       1436                 577.57               633.02
-------------------------------------------------------------------------------
    21    1987       1645.51              614.53               651
-------------------------------------------------------------------------------
    22    1988       1752.8               705.48               806.22
-------------------------------------------------------------------------------
    23    1989       1739.83              891.73               924.15
-------------------------------------------------------------------------------
    24    1990       1547.58              825.03               787.13
-------------------------------------------------------------------------------
    25    1991       2581.2              1101.41              1197.65
-------------------------------------------------------------------------------
    26    1992       2482.08             1211                 1145.31
-------------------------------------------------------------------------------
    27    1993       2309.58             1391.93              1122.08
-------------------------------------------------------------------------------
    28    1994       2511.9              1445.8               1381.24
-------------------------------------------------------------------------------
    29    1995       3073.56             1828.06              1662.91
-------------------------------------------------------------------------------
    30    1996       3253.05             2268.45              1714.36
-------------------------------------------------------------------------------
    31    1997       3856.82             2996.84              1933.54
-------------------------------------------------------------------------------
    32    1998       3008.32             3655.85              1759.33
-------------------------------------------------------------------------------
    33    1999       3726.41             4594.3               2327.95
-------------------------------------------------------------------------------

* The Dow Jones Paper Index was not available prior to 1987. For the years prior to 1987, the graph represents the total returns for the group of companies that currently comprise the Dow Jones Paper Index.

  Data source: Standard & Poor's Compustat Services, a division of McGraw-Hill Companies, except for Dow Jones Paper Index data from 1987-1999 which comes from Dow Jones & Company, Inc.

Creating long-term rewards for shareholders is a major Westvaco objective. Accordingly, this graph, using the same method of measuring return as in the five-year graph and using the same indices, is presented to show comparative cumulative return over a long-term. Neither this graph, nor the graph for the five-year period, should be taken to imply any assurance that past performance is predictive of future performance.

                           Summary Compensation Table

The following shows the compensation paid or accrued by Westvaco to or for each of its six most highly compensated executive officers for all periods during the fiscal year ended October 31, 1999.

                                                                     Long-term
                                           Annual                 Compensation
                                     Compensation                       Awards
Name and                        -----------------           Other ------------          All Other
Principal Position        Year*   Salary Bonus(1) Compensation(2)   Options(#) Compensation(3)(4)
------------------        ----- -------- -------- --------------- ------------ ------------------
John A. Luke, Jr.          1999 $875,000      --              --        95,000            $39,375
Chairman, President and    1998  875,000      --              --        95,000             39,375
Chief Executive Officer    1997  874,167  $90,000             --        95,000             90,637
Rudolph G. Johnstone, Jr.  1999  625,000      --              --        60,000             28,125
Executive Vice President   1998  625,000      --              --        60,000             28,125
                           1997  620,000   60,000             --        60,000             50,240
David E. McIntyre          1999  491,667      --          $71,086       45,000             22,125
Group Vice President       1998  388,333      --           39,060       30,000             17,475
                           1997  304,167   25,000          27,180       20,000             14,713
Philip H. Emery, Jr.**     1999  450,000      --              --        45,000             20,250
Senior Vice President      1998  450,000      --              --        45,000             20,250
                           1997  449,167   35,000             --        45,000             36,306
R. Scott Wallinger         1999  425,000      --              --        25,000             19,125
Senior Vice President      1998  425,000      --              --        25,000             19,125
                           1997  424,167   15,000             --        25,000             36,031
Jack A. Hammond***         1999  455,769      --              --           --              18,563
Senior Vice President      1998  450,000      --              --        40,000             20,250
                           1997  449,167      --              --        45,000             37,448

  * Fiscal years ended October 31.
 ** Retired December 1, 1999.
*** Retired October 1, 1999.
--------------------------------------------------------------------------------
(1) Represents the variable component of total annual compensation under the Westvaco Annual Incentive Plan as discussed in the Report of the Compensation Committee.

(2) Other Compensation includes perquisites paid to D.E. McIntyre during the year for housing costs.

(3) Represents company contributions of $7,200 and $32,175 for John A. Luke, Jr.; $7,200 and $20,925 for Rudolph G. Johnstone, Jr.; $5,625 and $16,500
    for David E. McIntyre; $7,200 and $13,050 for Philip H. Emery, Jr.; $0 and $19,125 for R. Scott Wallinger; and $7,200 and $11,363 for Jack A. Hammond, to the Savings and Investment Plan and the unfunded Savings and Investment Restoration Plan, respectively. The six executive officers named above hold interests equivalent to a total of 241,959 shares under such plans.

(4) The 1997 amounts have been restated to include payments received for the cancellation of SARs of $47,249 for John A. Luke, Jr.; $19,640 for Rudolph
    G. Johnstone, Jr.; $2,000 for David E. McIntyre; $14,518 for Philip H. Emery, Jr.; $16,268 for R. Scott Wallinger and $17,235 for Jack A. Hammond.

          Option/SAR Grants in the Fiscal Year Ended October 31, 1999

                                                                                  Potential Realizable
                                                                               Value at Assumed Annual
                                                                           Rates of Stock Appreciation
                           Individual Grants                                        for Option Term(1)
------------------------------------------------------------------------ -----------------------------
                         Number of     % of Total
                        Securities        Options
                        Underlying     Granted to
                           Options   Employees in    Exercise Expiration
Name                       Granted Fiscal Year(2) Price($/Sh)       Date             5%            10%
----                    ---------- -------------- ----------- ---------- -------------- --------------
John A. Luke, Jr.           95,000          9.65%    $28.8438 11/24/2008 $    1,723,260 $    4,367,104
Rudolph G. Johnstone,
 Jr.                        60,000          6.10%    $28.8438 11/24/2008      1,088,375      2,758,171
David E. McIntyre           45,000          4.57%    $28.8438 11/24/2008        816,281      2,068,628
Philip H. Emery, Jr.*       45,000          4.57%    $28.8438 11/24/2008        816,281      2,068,628
R. Scott Wallinger          25,000          2.54%    $28.8438 11/24/2008        453,489      1,149,238
Jack A. Hammond **               0                                                    0              0
------------------------------------------------------------------------------------------------------
All Optionees(3)           984,155           100%    $28.8438 11/24/2008 $   17,815,011 $   45,146,998
All shareholders(4)                                                      $1,819,269,787 $4,610,413,633
Optionees gain as % of
 all shareholder gain                                                             0.98%          0.98%

 *  Retired December 1, 1999
**  Retired October 1, 1999
(1) The dollar amounts under these columns are not intended to and may not accurately forecast possible future appreciation, if any, of Westvaco's common stock price. These are purely hypothetical amounts resulting from calculations at the 5% and 10% rates required by the Securities and Exchange Commission.

(2) All options are granted at market value on the date of grant and become exercisable twelve months from the date of grant.

(3) Includes 30,000 options granted with an exercise price of $26.8750 and an expiration date of 1/19/2009.

(4) As of October 31, 1999, there were 100,292,843 shares of common stock outstanding. The calculations shown are based on the assumed rates of appreciation, compounded annually, from the stock's fair market value of $28.8438 on November 24, 1998, when the above options were granted.

                Aggregated Option Exercises in Last Fiscal Year
                       and October 31, 1999 Option Values

                                                                              Value of
                                                         Number of         Unexercised
                                                       Unexercised        In-the-Money
                                                        Options At          Options At
                            Shares             October 31, 1999(2) October 31, 1999(2)
                       Acquired on       Value        Exercisable/        Exercisable/
Name                      Exercise Realized(1)       Unexercisable       Unexercisable
----                   ----------- ----------- ------------------- -------------------
John A. Luke, Jr.            5,714  $153,704     529,996/95,000    $2,083,883/$62,339
Rudolph G. Johnstone,
 Jr.                        19,668   144,497     232,740/60,000        595,705/39,372
David E. McIntyre               --        --      50,000/45,000         41,250/29,529
Philip H. Emery, Jr.*           --        --     190,177/45,000        534,497/29,529
R. Scott Wallinger           8,804   140,996     167,997/25,000        715,455/16,405
Jack A. Hammond**               --        --     212,353/0             691,244/0

 *  Retired December 1, 1999.
**  Retired October 1, 1999.
(1) The value realized on stock option exercises represents the difference between the grant price of the options and the market price of the shares of underlying stock as of the date of exercise multiplied by the number of options exercised. All grants are made at the fair market value of the stock on the date of grant.
(2) The value of unexercised in-the-money options represents the difference between the grant price of the options and the market price of $29.50 at October 29, 1999, multiplied by the number of in-the-money options outstanding.

                               Pension Plan Table

                                     Years of Service
              --------------------------------------------------------------
Remuneration     10       15       25       30       35       40       45
------------  -------- -------- -------- -------- -------- -------- --------
   500,000    $ 69,600 $104,400 $174,000 $208,800 $243,600 $279,100 $314,800
   660,000      92,400  138,700  231,200  277,400  323,600  370,500  417,700
   820,000     115,300  173,000  288,300  345,900  403,600  461,900  520,500
   980,000     138,100  207,300  345,500  414,500  483,600  553,400  623,400
 1,140,000     161,000  241,600  402,700  483,100  563,700  644,800  726,300
 1,300,000     183,900  275,800  459,800  551,700  643,700  736,300  829,200

The corporation's contributions to its Retirement Plan for Salaried Employees are computed on an aggregate actuarial basis with no specific allocation of contributions to individuals. The table above shows the approximate annual retirement benefits net of social security benefits that would be received under current plan provisions based upon the noted compensation levels and years of service. As of December 31, 1999, the executive officers named in the Summary Compensation Table set forth on page 12 will have the following years of credited service: John A. Luke, Jr., 20.7; Rudolph G. Johnstone, Jr., 39.3; David E. McIntyre, 7.7; Phillip H. Emery, Jr., 34; R. Scott Wallinger, 35; and Jack A. Hammond, 38.5. The amounts of covered compensation under the Plan during 1999 for each of the individuals named in the Summary Compensation Table were approximately the same as set forth in the salary and bonus columns of that table.

These approximated annual retirement benefits have been calculated under the plan's 50% joint and survivor annuity form of pension and on the assumption of retirement benefits beginning at age 62 through age 65. To the extent that an employee's retirement benefit as computed in accordance with the plan exceeds maximum amounts permitted under the Internal Revenue Code, the difference will be paid by Westvaco under an unfunded benefit plan approved by the Board of Directors.

Benefit Assurance Trusts. The company has entered into four benefit assurance trusts in connection with the company's unfunded benefit plans in order to preserve the benefits earned under the plans in the event of a significant change in corporate structure. Upon the occurrence of any potentially significant change in corporate structure, the company will contribute additional funds to the trusts which will be sufficient to pay, in accordance with the terms of the plans, the benefits authorized under the plans. If the funds in the trusts are insufficient to pay amounts due under the plans, the company remains obligated to pay any deficiency.

Severance Pay Plans
Westvaco has formal severance pay plans for salaried employees who are involuntarily terminated as a result of normal business occurrences (job elimination and discharge) for reasons other than gross misconduct. The plans provide severance pay ranging from 2 weeks to 104 weeks of an employee's salary (including any incentive compensation) based on years of service. The maximum benefit ranges from 26 weeks to 104 weeks. Terminated employees also receive unused and vested vacation pay. An employee may continue medical, dental, disability, accidental death and dismemberment and life insurance coverage for a specified period of time. The individuals named in the Summary Compensation Table set forth on page 12, would be eligible to participate in this plan should they experience a job elimination or be discharged.

Executive Agreements
The Board of Directors has authorized employment agreements with the executive officers named in the Summary Compensation Table and with other executive officers. These agreements provide that in the event that a "Change-in-Control" of Westvaco occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. Each agreement provides generally that the executive's terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a Change-in-Control of the company. Generally, if the company terminates the executive's employment (other than for cause, death or disability), or if the executive terminates for good reason during such three-year period, the executive is entitled to receive (i) three times (a) the executive's annual base salary plus (b) the executive's annual bonus amount (as determined pursuant to the agreement); (ii) accrued but unpaid compensation;
(iii) welfare benefits for three years; and (iv) a lump sum payment having an actuarial present value equal to the additional pension benefits the executive would have received if he or she had continued to be employed by the company for an additional three years. In addition, the executive is entitled to receive a payment in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code of 1986, as amended.

2. Proposal to ratify appointment of independent accountants

The Board of Directors, pursuant to the recommendation of its Audit Committee, has appointed PricewaterhouseCoopers LLP to serve as independent accountants for the corporation for the 2000 fiscal year subject to approval by the shareholders at the 2000 Annual Meeting. PricewaterhouseCoopers LLP currently serves as the corporation's independent accountants and received $1,567,900 in fees and expenses during fiscal year 1999 for audit-related services. The Audit Committee has been advised by PricewaterhouseCoopers LLP that they are independent accountants with respect to the corporation, within the meaning of the Securities Acts administered by the Securities and Exchange Commission and the requirements of the Independence Standard Board. Representatives of PricewaterhouseCoopers LLP will attend the annual meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions. If the shareholders do not ratify this appointment, the appointment of other independent public accountants will be considered by the Audit Committee.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants.

Shareholder proposals and nominations

Shareholder proposals intended for inclusion in next year's Proxy Statement must be received by the Secretary of the company not later than August 30, 2000. In addition, Westvaco's bylaws outline procedures that a shareholder must follow to nominate directors or to bring other business before shareholders' meetings. For a shareholder to nominate a candidate for director at the 2001 Annual Meeting of Shareholders, notice of such nomination must be given to the Secretary of the company not later than November 28, 2000. The notice must describe various matters regarding the nominee and conform to requirements specified in the company's bylaws. For a shareholder to bring other business before the 2001 Annual Meeting of Shareholders, notice must be given to the Secretary of the company between October 30, 2000, and November 27, 2000 and must include a description of the proposed business, the reason for conducting such business and other specified matters.

John W. Hetherington
Vice President,
Assistant General Counsel and Secretary

December 27, 1999

10-K available without charge

The corporation's annual report on Form 10-K filed with the Securities and Exchange Commission may be obtained at no charge after January 31, 2000 by writing to: Secretary, Westvaco Corporation, 299 Park Avenue, New York, New York 10171. Exhibits to the Form 10-K are also available at a cost of twenty-five cents per page. The Form 10-K is also available in the Investment Services Section of Westvaco's internet site at www.westvaco.com.

[LOGO OF WESTVACO APPEARS HERE]

Westvaco Corporation
Westvaco Building
299 Park Avenue
New York, New York 10171
212 688 5000

For shareholder information
outside of New York City, call toll free
1 800 432 9874

Westvaco on the World Wide Web
Earnings, corporate news releases,
product information, financial and
environmental reports and other
company information can be found
on Westvaco's Internet site:
http://www.westvaco.com


[LOGO APPEARS HERE]
50% recovered fiber
-------------------
10% postconsumer fiber
The proxy statement is printed on American Eagle(R) web dull paper manufactured at Westvaco's
Tyrone, PA, fine papers mill.

                             WESTVACO CORPORATION

  Proxy Solicited on behalf of the Board of Directors of Westvaco Corporation

        The undersigned appoints John A. Luke, Jr., Rudolph G. Johnstone, Jr., and John W. Hetherington, successively, with full power of substitution, to represent and to vote all common stock of Westvaco Corporation which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the corporation to be held on February 22, 2000 and at any adjournment of such meeting.

              (continued, and to be signed on the reverse side.)

                            DETACH PROXY CARD HERE
--------------------------------------------------------------------------------

-------------------   -----------------------
  Account Number             Common


The Board of Directors recommends a vote "FOR" all nominees listed below and
----------------------------------------------------------------------------
                               "FOR" proposal 2.
                               ----------------

(1) Election of Directors       FOR all nominees    [X]  WHITHHOLD AUTHORITY to vote      [X]  *FOR ALL   [X]
                                listed below             for all nominees listed below          EXCEPT

    Nominees: Samuel W. Bodman III, Dr. Thomas W. Cole, Jr., and Rudolph G. Johnstone, Jr.
    (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "For All Except" box and strike a line through that nominee's name)

(2) Appointment of PricewaterhouseCoopers LLP as    FOR [X]  AGAINST [X]   ABSTAIN [X]
    independent accountants for 2000.

                                               Change of Address and
                                               or Comments Mark Here [X]

                                The proxies are directed to vote as specified above and in their discretion on any matters properly coming before the meeting and any adjournment thereof. If no direction is made, the proxies will vote FOR all nominees listed above, and FOR Proposal 2. Please date, sign, and return this proxy promptly. Please sign exactly as your name appears on this proxy. If signing for estates, trusts or corporations, title or capacity should be stated.

                                Dated: ______________________________, 2000

                                ------------------------------------------------
                                                Signature(s)

                                ------------------------------------------------
                                                Signature(s)